Exhibit 107

Calculation of Filing Fee Table

F-1

(Form Type)

RedCloud Holdings plc

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value £0.002 per share	Rule 457(c)	21,705,859	(2)	$1.91		$41,458,190.69	0.0001531	$6,347.24
Total Offering Amounts						$			$6,347.24
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$6,347.24

(1)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represent 21,705,859 ordinary shares registered for resale by the selling shareholders identified in the Registration Statement, which includes 12,705,859 ordinary shares issuable upon the exercise of the Warrants.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Class A Ordinary Share as reported on July 10, 2025, which was approximately $1.91 per share